NOTE:  The Master Agreement referred to herein is included with Exhibit 10.6 to this Registration Statement.

Exhibit 10.7

DATA PROCESSING SERVICES ORDER

InterCept agrees to provide Customer with the following Data Processing Services. The following terms and conditions are in addition to the terms and conditions of the Master Agreement and General Terms and Conditions attached thereto. The Parties agree that this Order is incorporated into and made part of the Master Agreement, and is subject to the General Terms and Conditions contained therein. In the event that these terms and conditions conflict with any term or condition set forth in the Master Agreement, the term or condition set forth in the Master Agreement shall control unless otherwise specified in writing by the Parties.

This Data Processing Services Order is effective upon execution by both parties. The term of this Order is sixty (60) months, which shall commence upon the date indicated below (the “Term Commencement Date”):

☐            Date of live conversion

☐            Date of renewal of an existing Data Processing Services Order

☒   Date specified by the Parties: Nov 1, 2004

The term of this Order shall be extended automatically for additional sixty (60) month terms unless, at least 180 days prior to such automatic extension, either party shall deliver written notice upon the other of its intention that such Processing Services shall not be so extended, in which case the Data Processing Services shall continue through the remaining term but shall not be extended absent written agreement by both Parties.

The attached Data Processing Proposal contains a description of Fees and Services.

1.             Definitions. Capitalized terms shall have the following meanings. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the General Terms and Conditions.

1.1           “InterCept System” means the hardware and InterCept software used by InterCept to provide the Processing Services hereunder.

1.2           “Processing Services” means the bank and account processing and other services to be provided by InterCept hereunder and identified on the description of services attachment.

2.             Services

2.1           Data Processing. InterCept agrees to furnish to Customer and Customer agrees to obtain from InterCept the Processing Services for the term set forth herein. Customer may obtain additional products and services offered by InterCept at InterCept’s then current prices for such services.

2.2           Data Retention. InterCept shall retain data for 60 days following processing, and may destroy all data thereafter, or as otherwise mandated by regulatory guidelines and requirements.

2.3           Fees. Customer agrees to pay the fees for the Processing Services as set forth herein.

3.             Data Conversion and Transmission

3.1           Data Conversion. Prior to the date that services are to commence, InterCept shall provide the programming and mapping required to convert Customer’s account and other data into a format compatible with the InterCept System. Customer agrees to cooperate with InterCept as reasonably necessary for InterCept to complete the conversion process. Among other things, Customer shall deliver conversion input information, in its entirety, in a mutually acceptable medium, as and when the parties agree.

3.2           Data Review. InterCept shall notify Customer upon the completion of data conversion. Customer agrees to review and check the converted data within 10 days following such notice and provision of the data files to Customer. InterCept reserves the right to postpone conversion of Customer’s information files if Customer is late in delivering its conversion input information or if any other circumstances arise that might jeopardize the successful completion of Customer’s information conversion or the processing of the following days transactions for any other customers of InterCept.

3.3           Data Transmission. Customer shall provide all data for input to the InterCept System for processing in a format and manner, and within the required time frame, for proper overnight processing. Customer shall determine and be responsible for the authenticity and accuracy of all information and data submitted to InterCept, and for confirming the accuracy of data and reports received from InterCept. Customer shall review all reports furnished by InterCept within 5 days for accuracy, shall notify InterCept of all discrepancies or out of balance reports, and work with InterCept to reconcile any out of balance conditions. If data is to be transmitted from multiple sources, InterCept will not begin processing until all data has been received. The Customer is also responsible for retention and backup of all data and processing records provided by InterCept.

4.             Disaster Recovery. InterCept has in place a disaster recovery plan designed to minimize, but not eliminate, risks associated with a disaster affecting the InterCept System and the Processing Services. InterCept does not warrant that service will be uninterrupted or error free in the event of a disaster. Customer is responsible for adopting a disaster recovery plan relating to disaster’s affecting Customer’s facilities and for securing business interruption insurance or other insurance necessary for Customer’s protection. InterCept shall maintain adequate backup procedures including storage of duplicate record files as necessary to reproduce Customer’s records and data. In the event of a service disruption due to reasons beyond InterCept’s control, InterCept shall use diligent efforts to mitigate the effects of such an occurrence. Per section 2.5.c of the Master Agreement, Customer may review InterCept’s disaster recovery plan. InterCept shall provide to Customer a copy of the results from the most recent test of the disaster recovery plan upon request.

5.             Service Performance Standards

5.1           Percentage Up Time. InterCept shall ensure that the InterCept System and the Processing Services are available for daily processing tasks 98% of the time each month during regular hours of operation as set forth below. InterCept will also be responsible for ensuring the InterCept System has a reasonable end user response time.

5.2           Hours of Operation.

(a)             The System will be staffed 8:00 a.m. to 8:30 p.m. Eastern Standard Time, Monday through Friday. The System will not be attended on Saturdays, Sundays, or on the holidays observed by the Federal Reserve Bank, including the following:

New Year’s Day	President’s Day
Martin Luther King Day	Thanksgiving Day
Memorial Day	Christmas Day
Independence Day	Columbus Day
Labor Day	Veteran’s Day

(b)            InterCept shall ensure that stand-by paging service will be available to Customer at all other times.

(c)             Other than during nightly batch processing and required System maintenance, InterCept agrees to provide on-line access 24 hours a day, 7 days a week.

5.3           Extension of Hours. InterCept will use its best efforts to accommodate requests for exceptions or extensions of the hours of operation. These hours may be modified based on dependencies with reporting files required to be sent to other servicing organizations.

5.4           Exclusions. InterCept shall not be responsible for (i) telecommunications failures, (ii) service interruptions beyond InterCept’s control, (iii) delay or failure of any third party courier or delivery service, or (iv) failure of any third party vendor to deliver information, files, magnetic media, products, support or services, or other materials required for InterCept to provide services hereunder.

5.5           Service Performance and Standards Remedy. Notwithstanding section 4.2 of the Master Agreement, InterCept and Customer agree that the following provision represents the Customer’s sole and exclusive remedy for InterCept’s failure to meet any service performance standard.

If InterCept or the InterCept System fails to meet the percentage up-time and performance standards specified above and such failure is not the result of a Customer error or omission, any act, failure or omission of any third party, or any other circumstance beyond InterCept’s control, Customer shall notify InterCept immediately in writing specifying the performance standard(s) not met and the nature of the deficiency. Within 15 days of receipt of such notice, InterCept shall establish and provide Customer in writing with an action plan to meet the service performance standard(s). Upon expiration of such 15-day period, InterCept shall have 30 days to bring its performance to the percentage/standard specified in the relevant service performance standard. InterCept shall report the nature and status of its efforts at the end of such period. Should InterCept’s performance remain below the applicable standard after such 30-day period, InterCept shall have an additional 60 days to correct the situation and bring the affected performance up to the standard. During this period, Customer will be provided with a 15% reduction in the monthly InterCept invoice for each month that the performance standard(s) remain deficient.

Should InterCept’s performance remain below the service standards following all such periods, Customer may elect to either (i) provide InterCept with additional time to improve the affected standard, during which time Customer will receive a 15% reduction in the monthly InterCept invoice, or (ii) terminate this Agreement by giving InterCept written notice of termination. Such termination shall be without penalty or any charge to Customer other than charges for service fees incurred prior to the effective date of termination.

5.6           Time Schedules. Customer and InterCept shall establish a mutually agreeable time schedule for the receipt and delivery of work. Customer acknowledges that such time schedule will be constrained by limitations outside of InterCept’s control such as but not limited to the courier service provided by the customer, Federal Reserve cutoff times, the Customer’s account processing deadline requirements, the quantity and quality of the Customer’s transactions, and the backup and maintenance of the InterCept System.

6.     Problem Reporting and Resolution

6.1   Problem Reporting. Customer is responsible for reporting problems to InterCept’s customer service or operations staff at the contact numbers or addresses provided by InterCept from time to time.

6.2   Problem Response. InterCept shall respond to each reported problem promptly based on the severity of the problem and its effect on Customer’s operations. InterCept shall use reasonable commercial efforts to either resolve each problem or provide Customer with information to allow Customer’s personnel to address the problem. In the event the resolution of a reported problem which materially impacts Customer’s operations will carry-over to the next business day, InterCept will provide Customer with a status report for the problem and an estimate of the resolution time and course, if possible.

7.     Insurance. InterCept shall maintain fidelity bond coverage for dishonest acts committed by InterCept’s personnel. InterCept shall maintain insurance covering hazards, including losses caused by fire, disaster, and other events that may interrupt normal service. InterCept shall maintain insurance covering Errors and Omissions. Such coverage’s shall be in amounts as determined by InterCept. Upon request, InterCept shall furnish Customer with applicable certificates of insurance.

8.     Third Party Audit. InterCept shall provide to Customer a copy of any third party service audits of the records of InterCept upon request and payment by Customer of a reasonable and customary charge. If requested, InterCept shall also provide to Customer annual audited financial information regarding InterCept at no charge

9.     Termination. Notwithstanding sections 4.2 and 4.3 of the Master Agreement, InterCept and Customer agree as follows:

9.1   Termination by Customer.

(a)   Customer may terminate this Order at any time upon 180 days written notice accompanied by payment of liquidated damages.

(b)   If Customer terminates this Agreement prior to its expiration date, Customer acknowledges that InterCept will suffer a substantial loss and/or damages that are difficult or impossible to estimate. Accordingly, in an effort to liquidate in advance the sum that should represent the loss or damages which would be actually sustained by InterCept as the result of any such early termination by Customer, Customer shall pay InterCept the following amount as liquidated damages:  (i) If Customer pays for the Processing Services on a monthly basis, then such damages shall be equal to 80% of the average total monthly fees for such Processing Services payable by Customer to InterCept for the six months prior to the notice of termination (or for all prior months if this Order has been in effect or InterCept has been providing the Processing Services for less than six months) multiplied by the number of months remaining in the then current term. (ii) If the payment period is quarterly, then the liquidated damages shall be equal to 80% of the average of the two quarterly payments immediately preceding the notice of termination multiplied by the number of payment periods remaining. (iii) If the payment period is annual, then the damages shall be 80% of the previous annual fee multiplied by the number of payment periods remaining, including partial periods. Customer agrees that such amount is a reasonable estimate of damages that InterCept will incur in the case of such early termination, and that such amount does not constitute a penalty. In addition to the payment of liquidated damages, Customer shall pay immediately all previously invoiced and unpaid amounts.

(c)   Customer may terminate this Order upon the occurrence of any of the following:  (i) InterCept’s material breach of any provision of this Order if InterCept has not cured or initiated adequate steps to cure such breach or failure within 30 days following written notice of such breach or failure to InterCept; or (ii) InterCept ceases to do business, makes a composition or assignment for the benefit of creditors, becomes bankrupt or insolvent, or is found subject to any provisions of the bankruptcy code concerning involuntary bankruptcy or similar proceeding. If any breach or failure materially affects Customer’s ability to conduct its operations in accordance with safe and sound banking practices or materially affects Customer’s ability to service its customers, then such notice period shall be shortened to 10 business days. Termination may be immediate or at a future date to allow for a conversion to an alternate product or service provider. In no event shall InterCept be responsible for Customer’s costs associated with identification, selection, engagement, or implementation of a replacement vendor.

9.2   Termination by InterCept. InterCept may terminate this Order upon the occurrence of any of the following: (i) 180 days written notice prior to the end of the term as set forth in this Order; (ii) Customer’s material breach of any provision of this Order if the Customer has not cured or initiated adequate steps to cure such breach or failure within 30 days following written notice of such breach or failure to Customer; or (iii) Customer fails to pay any fee or charge when due. Customer agrees to pay the liquidated damages set forth in section 10.1 if this Order is terminated pursuant to (ii) or (iii) above.

10.  Communications.

10.1 Responsibility. Customer shall bear all risk of loss or damage to items, records, other input data, or Reports and other output data during communication or delivery of such data between the Customer’s office and the InterCept System. Customer shall be responsible for and shall pay all charges related to communications between Customer and the InterCept System.

10.2 Equipment Compatibility. Customer agrees that it is responsible for all communications between Customer and the InterCept System. When communicating with, or transferring data to, or receiving data from, the InterCept System, Customer shall, at its own cost and expense, use and maintain only such terminals, modems and other hardware, firmware and software (herein collectively referred to as the “Equipment”) as may be compatible with the systems and communications networks of the InterCept System as detailed in InterCept’s Hardware Requirements document as provided by InterCept, including any updates to the foregoing. The Customer’s Equipment must be completely compatible with the systems and communications networks of the InterCept System and, if requested by InterCept, Customer shall be responsible for providing sufficient information about the Equipment to InterCept and for performing adequate tests to demonstrate that the Equipment is in good working order and completely compatible with the systems and communications networks of the InterCept System.

10.3 Establishing and Maintaining Communications. Unless otherwise agreed by the parties, InterCept shall schedule and arrange for the communications services, including communications equipment installation, with the communication provider. Customer shall be responsible for paying all charges imposed by the provider of the communications equipment, such as the telephone company, for the Equipment installation, as well as for any charges for additional connections or changes to locations or future services. InterCept shall not be responsible for the reliability or continued availability of the telephone lines, communications facilities, or electrical power used by Customer in utilizing the Processing Services provided by InterCept hereunder. InterCept will cooperate with communications vendors as appropriate so that communications between Customer and the InterCept System function properly.

10.4 Communications Network Security.

Customer is responsible for all physical security of Equipment and communication lines at Customer facilities. Customer is responsible for creating and maintaining all applicable policies and procedures relating to security such as requiring authentication that limits access to authorized users only.  Customer is responsible for creating and maintaining all applicable operating system logons as well as monitoring those logons through audit capabilities as provided by operating system vendor. Customer is responsible for creating and maintaining all InterCept BancPac application logons as well as monitoring those logons through audit capabilities as provided by BancPac. InterCept is responsible for all physical and systems security for equipment and communication lines located in their facilities.

11.  Deconversion. Upon Customer’s request, InterCept shall furnish one test set and one live set of Customer’s data files as of the date specified by the Customer in InterCept’s standard machine readable format form along with such information as is reasonable and customary to enable Customer to deconvert from the InterCept System. Requests for media or format other than that stated above may be available for additional charges. Customer files will be delivered provided that Customer consents, agrees, and authorizes InterCept to retain Customer’s files until (i) InterCept has been paid in full for all fees for all services provided hereunder through the date such files are returned to Customer, and InterCept has been paid any and all other amounts that are due or will become due under this Order, including, but not limited to, data communication lease obligations, if any; (ii) InterCept has been paid its then current time and materials rates for de-conversion assistance, which is equal to the greater of $10,000 or the two month fee for Data Processing Services as set forth herein, (iii) if this Order is being terminated, InterCept has been paid any applicable liquidated damages and other fees owed pursuant to this Order or Master Agreement, and (iv) Customer has returned to InterCept all InterCept Confidential Information requested by

InterCept. Upon Customer’s approval, InterCept shall be permitted to destroy customer’s files and data any time after 60 days from the final use of such files for processing.

Each of InterCept and Customer has agreed to the terms and conditions of this Data Processing Services Order as of the date set forth below:

Chino Commercial Bank, Chino, CA	InterCept, Inc.
/s/ Dann H Bowman	/s/ Todd Shiver
Signature of Authorized Officer	Signature of InterCept Representative
Dann H Bowman	Todd Shiver
Printed Name of Authorized Officer	Printed Name of InterCept Representative
President/ CEO	Vice President
Title of Authorized Officer	Title of InterCept Representative
12/21/04	1/3/05
Date	Date